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                                                                EXHIBIT 10.11



                          ARENA MANAGEMENT AGREEMENT


        THIS AGREEMENT (this "Agreement") is made and entered into by and between DECOMA VENTURE, a Texas joint venture (hereinafter referred to as "Decoma") and FACILITY MANAGEMENT AND MARKETING, a Texas joint venture (hereinafter referred to as "FM&M"), on this 10th day of October, 1986.

        WHEREAS, Decoma is the sole general partner of Decoma, Ltd., a Texas limited partnership (hereinafter referred to as "Decoma, Ltd."); and

        WHEREAS, Decoma, Ltd. is the sole general partner of Decoma Miami Associations, Ltd., a Florida limited partnership (hereinafter referred to as "Operator"); and

        WHEREAS, on October 10, 1986 Operator and the Miami Sports and Exhibition Authority (hereinafter referred to as the "MSEA" and/or "Owner") entered into that certain Miami Arena Contract (hereinafter referred to as the "Arena Contract"), reference to which is here made for all purposes, whereby Operator undertook to perform certain functions relating to the development, construction and operator of an arena (the "Arena") to be constructed and operated in Miami, Florida, to be used generally for performance and exhibition purposes, all as described therein; and

        WHEREAS, Operator action through Decoma, Ltd., in turn acting through Decoma desires to engage FM&M as an independent contractor to perform certain of Decoma's obligations as set forth in the Arena Contract and FM&M desires to accept such engagement in accordance with the terms and conditions more particularly set forth herein.

        NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficency of which is



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hereby acknowledged, and the mutual benefits to be derived here from, Decoma and FM&M hereby agree as follows:

                                 WITNESSETH:

        1.01 Definitions. All capitalized terms used herein, othen than those that are defined herein, shall have the same meanings ascribed to such terms as set forth in the Arena Contract.

        A.  "BIL" shall mean BIL Development, Inc., a Texas corporation.

        B. "Concessionaire Agreement" shall mean that certain agreement dated October 10, 1996, by and between Operator, and Harry M. Stevens, Inc.

        C.  "HSA" shall mean HSA Management, Inc., a Texas corporation.

        D. "Joint Venture Agreement" shall mean that certain Joint Venture Agreement of Decoma, executed effective as of September 4, 1984, by and among HSA Management, Inc., BIL Development, Inc., and Linbeck Miami Corp.

        E.  "LMC" shall mean Linbeck Miami Corp., a Texas corporation.

        F. "Person" shall mean an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

        G. "Venturer" or "Venturers" shall mean BIL, HSA, LMC, and any Person admitted to the Venture as an additional or substitute Venturer in accordance with the Joint Venture Agreement; but excluding any Person that ceases to be a Venturer pursuant to the Joint Venture Agreement.

        H.  "Venture Representative" shall mean any one of the BIL

Representative, the HSA Representative or the LMC Representative under the Joint Venture Agreement.



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        1.02 Services.

        A. Subject to the terms and provisions of this Agreement, and for the Term (as herein defined) of this Agreement, Decoma hereby grants to FM&M the sole and exclusive right, engages FM&M to perform as an independent contractor, and hereby delegates to FM&M on a sole and exclusive basis the right to supervise, administer, and manage the performance of all of the Operating Work to be peformed by Operator as set forth in Paragraph B.3 of Exhibit "B" to the Arena Contract in a reasonable and efficient manner, and in accordance with this Agreement and the operating standards and provisions set forth in Paragraphs D.5.2 and D.5.3 of Exhibit "D" to the Arena Contract. Subject to the provisions of this Agreement, FM&M hereby accepts such engagement and shall, during the term of this Agreement, supervise, administer and manage the performance of the Operating Work as herein provided, all of which shall be performed by FM&M at the time and in the manner deemed appropriate by FM&M in its sole and absolute discretion (but subject to the terms, provisions and performance standards of this Agreement), without the need for any prior approval (except as set forth herein and in the Arena Contract) by Decoma (or any of the Venturers thereof), Decoma, Ltd. (or any of the partners thereof), Operator (or any of the partners thereof) and/or the MSEA.

        Subject to the applicable restrictions and applicable limitations of this Agreement and the Arena Contract, to the extent necessary to manage and operate the Arena in accordance with the Arena Contract, the Operating Work shall include the following:

                (1) Management and operation of the Arena and contracting for its use during the Term in a manner that will promote and further the purposes for which the Arena is to be contracted, as set forth in Paragraph D.5.2.1 of Exhibit "D" to the Arena Contract.




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        (2)   Retaining legal counsel for the Arena (as opposed to legal counsel for the Venture) and analysis, consultation and coordination of all insurance programs.

        (3) Negotiation, execution and performance of contracts, use agreements, licenses, and other agreements (a) with persons or entities who desire to schedule events, performance, telecasts, broadcasts or other transmissions in, from or to the Premises or who desire otherwise to use the Premises or any part of thereof or (b) that otherwise pertain to the use, operation and occupancy of the Premises or any part thereof. [Complete copies of all "major use contracts" (as hereinafter defined) and related documents shall be provided to Decoma promptly].

        (4) Coordination of all advertising, licensing, promotional activities, marketing, and public relations for the Arena.

        (5) Negotiation, execution and performance of contracts, use Agreements, licenses and other agreements (a) for the use of advertising space for the Premises or any part thereof and all advertising rights of whatever kind or nature related thereto or (b) for the sale, promition, marketing and use of all names, trademarks, tradenames, logos and similar intangible property relating to the Premises or any part thereof.

        (6) Subject to the Concessionaire Agreement which has already been executed, negotiation, execution and performance of contracts for the operation of future concessions at and for the Premises for the sale of food, beverages, souvenirs, novelties and programs and including, but not limited to, the operation of clubs and restaurants. [Complete copies of all concession


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        agreements and related documents shall be provided to Decoma promptly].

                (7) Coordination of the efforts of all parties involved in the operation of the Arena and establishing and maintaining consistent procedures for cost estimating, reporting and control, performance schedule preparation and maintenance and payment of invoices. Such services to be performed by FM&M shall include the following:

                      (a) On or before the first of each Operating Year FM&M shall prepare and submit to Owner and to Decoma an operating program budget for review and informational purposes only, describing the estimated revenues (at least as to revenues from the major use contracts herein referred to) and estimated expenses expected to be received and incurred in implementing a broadscale program covering the Arena for the coming Operating Year.

                      (b) At least ninety (90) days before the commencement of each Regular Budgeted Year and each Special Budgeted Year, FM&M shall submit to Owner for Owner's review and approval an Operating Expense Budget, as provided for in the Arena Contract, setting forth an estimate of the Operating Expenses that FM&M estimates will be incurred during such Operating Year.

                      (c) At least one hundred (100) days before the commencement of each Regular Budgeted Year and each Special Budgeted Year, FM&M shall submit to Decoma and the Venture Representatives for review and approval the Operating Expense Budget FM&M intends to submit to Owner under Subparagraph (b) above, setting forth an estimate of the Operating

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                 Expenses that FM&M estimates will be incurred during such
                 Operating Year. Decoma and the Venture Representatives shall not unreasonably withhold their consent and/or approval of the Operating Expense budget submitted by FM&M. In the event Decoma or any Venture Representative objects to the proposed Operating Expense Budget, Decoma or such Venture Representative shall stipulate its objections in writing to FM&M. In the event that neither Decoma nor any of such Venture Representatives disapproves the proposed Operating Expense Budget within ten (10) days after the submission by FM&M to Decoma and the Venture Representatives of such Operating Expense Budget, the Operating Expense Budget shall be deemed approved by Decoma and all Venture Representatives. Notwithstanding any other provision of this Agreement, FM&M may nevertheless submit the proposed Operating Expense Budget to Owner, and in the event the proposed Operating Expense Budget is approved by Owner under the Arena Contract, the proposed Operating Expense Budget shall be the Approved Operating Expense Budget regardless of whether such budget was disapproved by Decoma or any such Venture Representative. In connection with the Approved Operating Expense Budget, FM&M shall have the right, subject to other terms hereof and to the terms of the Arena Contract, to exceed the Approved Operating Expense Budget (i.e., spend more than the budgeted amount for such items) to the extent necessary to operate the Arena in accordance with the standards set forth herein and

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                 to fulfill the obligation and duties of FM&M hereunder;
                 provided, provided, however, in the event that FM&M has incurred expenses which exceed 115% of those items set forth in Paragraph C.2.2.1(c) of Exhibit "C" to the Arena Contract, then FM&M shall identify such expenses in the monthly operating report submitted to Decoma as set forth in Section 1.02.A(8) of this Agreement. In the event that FM&M anticipates that the Operating Expenses set forth in Paragraph C.2.2.1(c) of Exhibit "C" to the Arena Contract may or will exceed 115% of the budgeted amount for such expenses (after taking into account any offset by savings, if any, that may have been realized during such Operating Year in costs for utilities, insurance, taxes, extraordinary legal costs, NBA staffing, and any other category of savings allowed by the MSEA), then FM&M shall promptly inform Decoma in writing of such fact (without waiting for the next scheduled report) and in no event shall FM&M have any right, power or authority [except in the event of the need to provide "emergency services and expenditures" in connection therewith (as hereinafter provided for)] to incur any expenses in excess of 130% of the Approved Operating Expense Budget unless and until Decoma shall decide (unless Owner has already approved the expenditures to such excess amounts in accordance with the Arena Contract such that the Operator shall not be liable therefor) that additional expenses of that type should be incurred in that Regular or Special Budgeted Year. Any approval given by Decoma to FM&M to spend any such excess amounts

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                 shall be deemed given if Owner, pursuant to a mid-year revision to the Approved Operating Expense Budget approves such expenditure and agrees that Operator shall not be liable therefor, notwithstanding the provisions of Paragraph C.2.2.1.(c) of Exhibit "C" to the Arena Contract to the contrary. Any mid-year revisions to the Approved Operating Expense Budget made by FM&M and submitted to Owner shall also be submitted to Decoma for review and informational purposes only, but such revisions shall not constitute authorization for expenditures until approved by the Owner as provided above. Recognizing that the operation of the Premises is unique to the exhibition, entertainment and sports industry in general and that any budgetary estimates are by their nature susceptible to change, variation and amendment, FM&M shall have no liability to Decoma for failure to meet or comply with the operating program budget described in Subparagraph (a) above or with the Approved Operating Expense Budget or any expense budget approved or deemed approved by Decoma or Owner (except as provided herein in connection with a default by FM&M hereunder and then however, subject to the limitations for liability applicable thereto, if any). For the purposes hereof, and to be consistent with the terms of the Arena Contract, FM&M shall have the right to perform all emergency repairs or services immediately necessary for the preservation and safety of the Arena, or to avoid the suspension or any substantial or important service to the Arena, or to avoid or prevent immediate danger to life or

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                 property, and whether or not the cost thereof is set forth in the Approved Operating Expense Budget or other budget (provided that for any situation that is not life threatening, such amount is not reasonably anticipated by FM&M to exceed $50,000). However, FM&M shall, if at all possible, secure the prior approval of the performance of any such repair or service and the expenditure of any such amount, by telephone or in writing, as the circumstances reasonably allow, from the Managing Venturer of Decoma, and in any event, FM&M shall give such Managing Venturer a verbal notice of the performance of such repairs or services and the expenditure of such amounts as soon as practicable under the circumstances. Thereafter, as soon as practicable, FM&M shall given Decoma written notice of the details and expenses thereof.

                        (d) Plan, coordinate and administer operation of the Premises.

                        (e) After the Construction Work and Development Work have been completed, coordinate the work of all parties performing work in connection with the operation of the Arena.

                        (f) Monitor actual and projected costs of operation and monitor revenues of "major use contracts" (hereafter defined) and advise Owner and Decoma as such projected costs exceed the estimates set forth in the budgets submitted pursuant to the Arena Contract and pursuant to this Agreement and as such revenues materially differ, if at all, from any projections made by FM&M.


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                        (g)  Collect revenues due Operator from concessionaires,
                 licensees and other users and make payment of the Operating Expenses in accordance with the provisions of Paragraph C.2.2.1 of Exhibit "C" to the Arena Contract.

                        (h) Furnish all services, materials, tools, machinery, equipment and other items, and a sufficient number of capable, qualified and competent administrative, management, supervisory and clerical personnel necessary to accomplish the requirements of FM&M under this Agreement, all, however, within the budgetary limitations of this Agreement and the Arena Contract.

                 (8) Prepare monthly financial reports for Decoma and Owner in the form necessary to meet the obligations of Operator under the Arena Contract. FM&M will further keep and maintain at the offices of FM&M in the Arena, separate records devoted exclusively to the Arena reflecting the business operations of the Arena which records shall be subject, at Decoma's sole cost, to inspection or audit by Decoma (or any Venture Representative at such Venture Representative's sole cost) at any reasonable time during regular business hours and after prior written notice.

                 (9) Coordinate the Operating Work's compliance with all federal, state, and local affirmative action and minority employment and investment requirements and specifically exert diligent, good faith efforts to comply with Section VI of the Minority Participation Agreement, which is attached as Exhibit "A" to the Arena Contract.

                (10) Plan, coordinate and administer the preventative maintenance of the Premises and all machinery,

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                equipment and facilities pertaining thereto or made a part thereof in accordance with Paragraph D.5.2.2 of Exhibit "D" to the Arena Contract.

                     (11) To the extent funds are made available by Decoma to FM&M therefore, FM&M shall promptly remedy any violation of any Legal Requirement which comes to its attention to the extent such remedy is within the control of FM&M; interest, penalties, fines, and other charges payable because of delays in payment by FM&M, not authorized by or not occasioned by any act or omission of Decoma shall be for FM&M's sole account.

                     (12) In case of any emergency or any situation where the failure to promptly comply with any Legal Requirement which would expose Decoma (or any of its Venturers), the Operator, the Owner, the City of Miami, FM&M and/or Decoma, Ltd. to the imminent danger of criminal liability, then in such event, FM&M shall cause such violation of such Legal Requirement to be complied with or cured without awaiting Decoma's consent and to promptly notify Decoma of the same.

                          B. Decoma acknowledges that FM&M (and any predecessor-in-interest of FM&M including, but not limited to, Houston Sports Association, Inc., HSA Management, Inc. and/or Miami Management, Inc.), prior to the date of this Agreement, has provided or performed several of the services relating to the Operating Work, which services were performed by FM&M (or such predecessor-in-interest) for and on behalf of Decoma and all such services so performed by FM&M (or such predecessor-in-interest) prior to the date hereof, and which have been made known to Decoma, are hereby ratified and approved by Decoma. All actions taken (or heretofore taken) by FM&M (or such predecessor-in-interest) in performing its duties and responsibilities under the Pre-Development Agreement and in providing such services relating

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to the Operating Work, pursuant to the terms and provisions of this Agreement shall be (or were) as Decoma's special agent and for the account of Decoma. To the extent FM&M (or any of its predecessors-in-interest) have not been reimbursed, Decoma agrees to be responsible for and to pay for all reasonable costs, fees, expenses and disbursements incurred in the provision or performance of the Operating Work hereunder in accordance with the Arena Contract, the Approved Project Budget and all funds made available to the Operator thereunder.

       C. Decoma acknowledges that the compensation payable to FM&M hereunder is not intended to cover the costs or expenses of FM&M incurred in performance of the Operating Work or any other services provided by FM&M hereunder, all of which shall constitute Event Related Expenses, Extraordinary Replacement and Repair Expenses, Operating Expenses, and/or Pre-Opening Operating Expenses, to the extent the same are incurred in accordance with the Operating Expense Budget and/or the Decoma Venture budget and this Agreement, and shall be paid pursuant to and in accordance with the Arena Contract and not by FM&M or, if paid by FM&M, shall be reimbursable to FM&M upon demand therefor (subject to the provision of subsection 1.02.D below). Such costs and expenses also include, but shall not be limited to, the following:

      (1) Pursuant to the Venture budget, up to the sum of $15,000 per year (increased as hereinafter set forth) during the term hereof from and after the Opening Date for the reasonable cost and expenses of travel, lodging and meals for Houston-based management personnel of FM&M while out of the City of Houston in the performance of the services described in Section 1.02 hereof (and any such expenses incurred by FM&M prior to the Opening Date shall be reimbursed by Decoma to FM&M out of the Project Budget pursuant to the Arena Contract); provided, however, with respect to said

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$15,000 sum, the Venture shall not unreasonably withhold its consent to a request by FM&M that such budget amount be increased each year to take into account increases in the costs and expenses of travel, lodging and meals, nor shall the Venture unreasonably withhold its approval of reasonable costs and expenses actually incurred for such travel, lodging and meals which are reasonably anticipated to be incurred by FM&M (and provided FM&M has notified the Managing Venturer in advance of such anticipated budget overruns, and the amount thereof, and the Managing Venturer has approved such overruns [which approval shall not be unreasonably withheld or delayed]) in connection with performance of such services, even in excess of the budgeted amounts; and

      (2)     Pursuant to the Operating Expense Budget, the following:

              (a) Business entertainment expenses relating to the Operating Work; and

              (b)  All costs and expenses associated with the Operating Work;
       and

              (c)  All staffing necessary to perform the Operating Work;

              (d) All costs of operation of the Arena including, without limitation, Pre-Opening Operating Expenses, Event Related Expenses, Operating Expenses and Extraordinary Replacement and Repair Expenses;

              (e) All salaries, wages, benefits, costs and expenses of FM&M's Arena staff, and associated Miami office expenses (including, without limitation, costs of telephones, postage, forms, papers, ledgers and other supplies, equipment and expenses), costs of bookkeeping, accounting and

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       data processing, transportation and travel and lodging expenses of such
       Miami-based FM&M personnel and employees incurred in the discharge of FM&M's responsibilities hereunder; and

              (f) All other costs or expenses, incurred in accordance with the terms and provisions of this Agreement by or for the account of Decoma reasonably related to the services provided hereunder in connection with the operation and management by FM&M of the Arena.

FM&M's staff and personnel shall be the employees of FM&M, and all matters pertaining to the employment, training, placement, supervision, compensation, promotion and discharge of FM&M staff and personnel are and shall be sole responsibility of FM&M and all contracts with the staff and personnel shall be entered into the name of FM&M.

      D. Notwithstanding any provision of this Agreement to the contrary, FM&M shall not be obligated to make any advance to or for the account of Decoma nor to pay any sums incurred for the performance of the Operating Work, nor shall FM&M be obligated to incur any liability or obligation for the account of Decoma without assurance that the necessary funds for the discharge thereof are or shall be available, nor shall FM&M be responsible for the failure of the Operating Work to meet the standard provided herein as a result of Decoma's failure to provide funds as herein set forth. Further, notwithstanding any other provision of this agreement, FM&M shall only be obligated to perform its duties, responsibilities and obligation hereunder only to the extent that funds of Decoma are made available to FM&M for such purpose. In the event any of the costs, fees or expenses described in subsection 1.02.C. above are paid by FM&M on behalf of Decoma, then FM&M shall be entitled to be reimbursed for such payment on a monthly basis, upon presentation to Decoma of FM&M's statement of such costs, fees and expenses so incurred

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and paid; provided, FM&M shall not be entitled to reimbursement for such costs, fees and expenses (except as provided in the following sentence) until and when
(i) the Operator is reimbursed by the Owner under the Arena Contract and such funds are received by the Venture or (ii) such items are provided for in the Venture budget of Decoma. However, all costs, fees and expenses incurred by FM&M in the performance of the emergency services described in Subsection 1.02A(12) of this Agreement shall be for Decoma's account, and to the extent FM&M makes an advance for the account of Decoma or pays any of such costs, fees and expenses on behalf of Decoma (and without regard to whether such costs, fees and expenses are reimbursable under the Arena Contract), FM&M shall be entitled to be reimbursed by Decoma upon demand for the actual amount so advanced or paid by FM&M.

      E. If Decoma fails to make any reimbursement payment described in Paragraph C and in Paragraph D of this Section 1.02 within ten (10) days after demand therefor, then the amount due shall be interest at Prime plus 2-1/2% per annum from the date due until the date FM&M is so reimbursed.

      F. Within the limitations of this Agreement and the Arena Contract, FM&M agrees that, in the performance of all of its duties and responsibilities hereunder, FM&M shall abide by this Agreement, the Arena Contract, and the Decoma Venture budget and the Operating Expense Budget (subject to the terms hereof), and shall continue to act in good faith, in a diligent, workmanlike, skillful, and careful manner, and shall continue to exercise reasonable and professional, prudent judgment in accordance with generally accepted standards of management for complexes similar to the Project in the United States.

      1.03 Additional Authority of FM&M. In connection with the discharge of its obligations hereunder, FM&M shall have the sole and exclusive authority (subject to the terms and provisions of this Agreement) to perform all of the functions of Operator as more particularly set forth in Paragraphs D.7.4. (Contracts for

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
Use of the Arena), D.7.5 (Advertising Contracts), D.7.6 (Concessions) and D.7.7 (Use and Advertising Contracts) of Exhibit "D" to the Arena Contract without the prior approval (except as herein provided) by Decoma (or any Venturer or Venture Representative thereof), Decoma, Ltd. (or any partner thereof), Operator (or any partner thereof) and/or the MSEA. However, notwithstanding any other provision of this Agreement, FM&M shall obtain Decoma's prior written approval (which approval shall not be unreasonably withheld or delayed and shall in all events be deemed approved if no approval or disapproval is given by Decoma or by any Venture Representative within ten (10) days of the date of a request therefor, which request shall include a complete, legible and accurate copy of the proposed "major use contract" and all related documents or if no such document has been finalized then a draft of such contract or a term sheet summarizing in reasonable and sufficient detail the business terms for such contract) for any "major use contract", which for the purposes hereof shall mean any contract, agreement or license (or material amendment to the terms of such contract, agreement or license) with (i) each user (or affiliated group of users) which provides for forty (40) scheduled events or more in the Arena during each Operating Year under any such contract, agreement or license with a term of five
(5) years or more and (ii) any contract, agreement or license (or material amendment to the terms of such contract, agreement or license) with a basketball league, hockey league or soccer league user which provides for at least thirty-five (35) scheduled events or more in the Arena during each Operating Year with a term of five (5) years or more. Additionally, Decoma's prior written approval (which approval shall not be unreasonably withheld or delayed) shall also be required (and shall similarly be deemed approved if no approval or disapproval is given by Decoma or by any Venture Representative within ten
(10) days of the date of a request


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

therefor) for: (i) any and all contracts relating in any manner to the use or operation of the Arena with any person or entity having any ownership, proceeds or profits interest in FM&M; (ii) any contracts, agreements or licenses (or material amendment to such contracts, agreements or licenses) which provide for third-party financing for any of the operations of the Arena, other than for unsecured trade accounts incurred in the ordinary course of the operation of the Arena; and (iii) selection of a replacement for the concessionaire under the Concessionaire Agreement and any material amendments to the terms of any such agreement.

        1.04 Additional Funds. In order to facilitate that performance by FM&M of its obligations hereunder, Decoma agrees to make available, pursuant to the budget and funding mechanisms described in and contemplated by the Arena Contract and this Agreement, to FM&M monthly, upon the written request of FM&M, such amounts are provided to be funded to Operator under the Approved Operating Expense Budget and/or under the Decoma Venture budget and as FM&M may require in connection with the operation of the Arena including, but not limited to, the working reserve contemplated under the Arena Contract (as such reserve is made available to Operator under the Arena Contract and such funds are received by the Venture).

        To the extent expressly permitted under the Arena Contract, in connection with any sums owed or owing to the Operator thereunder, FM&M shall have the right under this Agreement to deduct from such sums any monies owed to FM&M under this Agreement which monies are held by FM&M for the benefit of or intended for distribution to the Venturers or to Decoma, but expressly excluded any monies held for the benefit of or intended for distribution to the limited partner of Decoma, Ltd. or the limited partners of Operator.


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

        1.05 Acknowledgment. Decoma acknowledges for itself, Decoma, Ltd. and Operator that FM&M has not made and does not make any representations as to the income, expenses, profits and/or losses expected to be derived from or to be derived from the operation or as to the operation of the Arena. Decoma acknowledges for itself, Decoma, Ltd. and Operator and stipulates that it does not in any way rely on any warranties or representations of FM&M (or any of its predecessors-in-interest), its officers, joint venturers, employees, or agents and that no warranties or representations concerning FM&M or the Arena, past or future, or financial performance or potential financial performance have been made to Decoma, Decoma, Ltd. and/or Operator. In connection with the foregoing, neither FM&M nor any of its predecessors-in-interest and all of their officers, joint venturers, employees or agents shall be liable or bound in any manner by any verbal or written statements, representations, or information pertaining to:
(i) the profitability of operations at the Arena and (ii) any benefits which may or may not accrue to Decoma or the Venturers (or Decoma, Ltd. or Operator) resulting from such operations.

        1.06 Term. The term of this Agreement shall be co-extensive with the term of the Arena Contract as set forth in Article V of the Arena Contract (unless this Agreement is sooner terminated as provided in Section 1.09 below), as such Arena Contract may be from time to time extended, amended, or as such Arena Contract may be sooner terminated in accordance with Paragraph D.1.2. of Exhibit "D" to the Arena Contract.

        1.07    Personnel.

        A. All personnel employed at the Arena shall be employees of FM&M and shall not be deemed employees of Decoma. The employees and agents of FM&M shall attain no rights or benefits under the Civil Service or Pension Ordinances of the City of Miami, Dade County or the State of Florida, nor shall

FM&M or its employees be entitled to Florida worker's compensation benefits as employees of the City of Miami, Dade County or the State of Florida. FM&M shall make a reasonable effort to recruit minority and non-minority employees who reside in Miami. FM&M shall be responsible, to the extent of funds made available from Decoma, for the hiring and direct remuneration of all personnel necessary for the operation of the Arena.

        B. The obligations of FM&M shall not require the services of Neal Gunn or Mike McGee personally or individually, but shall be deemed satisfied by the performance of the other officers, employees, representatives and agents of FM&M.

        1.08 Compensation. In consideration of performance by FM&M of the services hereunder, and provided the Operating Payment is paid to the Operator in accordance with the Arena Contract and is received by the Venture, Decoma shall pay to FM&M a fee (the "Management Fee") comprised of the following:

        (A)  Commencing with the Opening Date, for each month of the first four
    (4) years of the Term hereof from and after the Opening Date, the sum of $6,666.66 per month (prorated for any partial month); for each month of the next twelve (12) years of the Term hereof, the sum of $8,333.33 per month and for each month thereafter during the Term hereof, the sum of $16,666.66 for each such month. Such portion of the Management Fee ("Base Fee") shall be paid to FM&M in monthly installments as above provided. One such installment shall be payable on or before the 5th day of each calendar month commencing with the first month of the Term in which the Opening Date occurs, and a like installment shall be payable (adjusted and increased as hereinabove set forth) on the same day of each month thereafter or the entire Term hereof; and

        (B) In addition to the Base Fee and as part of the Management Fee referred to in the preceding paragraph, Decoma also agrees to pay to FM&M the "Incentive Bonus". For the purposes hereof, the term "Incentive Bonus" shall mean a bonus calculated on an annual basis following the end of each calendar year during the Term hereof (commencing with the calendar year in which the Opening Date occurs), which bonus shall equal a percentage (as set forth below) of such prior calendar year's Net Operating Income from the operations of the Arena, to the extent that such Net Operating Income for each such year exceeds (for the applicable year involved) those amounts set forth on Exhibit "A" attached hereto, incorporated herein and made a part hereof for all purposes, such percentage being as follows:

        With respect to the first additional $100,000 of Net Operating Income in excess of such amount for the applicable year involved an amount equal to one percent 1%) of such additional amount or portion thereof.

        With respect to the next additional $100,000 of Net Operating Income in excess of such amount for the applicable year involved an amount equal to the two percent (2%) of such additional amount or portion thereof and similarly an additional one percent (1%) for each increment of $100,000 of additional Net Operating Income or portion thereof thereafter until the applicable percentage for the next $100,000 increment of Incentive Bonus has reached a percentage equal to twenty-five percent (25%) of such $100,000 increment (which shall be achieved at a level of $2,400,000 of additional Net Operating Income) of additional Net Operating Income and such twenty-five percent (25%) figure shall apply to all additional Net Operating Income in excess of $2,400,0000 for the applicable year involved for any year during the Term hereof; provided, however, that the Incentive Bonus for any Operating Year shall not exceed the "Incentive Bonus Limit" for such year set forth on Exhibit "A" attached hereto.

        By way of illustration of the foregoing, but without limitation thereof, in taking the year 1995, as shown on Exhibit "A" attached hereof as an example to show the method of calculation of the Incentive Bonus, if in such year the actual Net Operating Income of the Arena is $132,000 (thereby creating excess Net Operating Income of $100,000 above the amount set forth on Exhibit "A" for that year), then, in such event, the Incentive Bonus payable to FM&M for such year would be one percent (1%) of such excess amount or the sum of $1,000; similarly, had such excess amount of Net Operating Income been $400,000, then the Incentive Bonus payable to FM&M for such year would be one percent (1%) of the first $100,000 of such excess amount, two percent (2%) of the next $100,000, three percent (3%) of the next $100,000 of such excess amount and four percent
        (4%) of the next $100,000 of such excess amount or the aggregate sum of $10,000; similarly, had Net Operating Income for 1995 been $2,942,000 (thereby creating excess Net Operating Income of $2,910,000 above the amount set forth on Exhibit "A" for that year), the incentive Bonus payable to FM&M for such year would be one percent (1%) of the first $100,000 of such excess amount, two percent (2%) of the next $100,000 of such excess amount, three percent (3%) of the next $100,000 of such excess amount and an increasing percentage of the excess Net Operating Income, as calculated above, which would result in an Incentive Bonus payable to FM&M of $427,500; similarly, had Net Operating Income for 1995 been $3,942,000 (thereby creating excess Net Operating Income of $3,910,000 above the amount set forth on Exhibit "A" for that year), the Incentive Bonus payable to FM&M for such year would be $457,308 due to the application of the Incentive Bonus Limit.

        Said Incentive Bonus shall be calculated by FM&M (with such calculation to be furnished to Decoma) based upon the figures of Net Operating Income (as defined in the Arena Contract) available to FM&M for the applicable year involved (and irrespective of whether or not the Incentive Bonus was paid in prior years), and shall be due and payable to FM&M by Decoma within thirty
    (30) days following the end of the applicable year involved.

        1.09    Defaults and Remedies.

        A. Each of the following shall constitute a "FM&M Default" hereunder:

        (1) The failure of the FM&M to pay any amounts required to be paid by FM&M under this Agreement within ten (10) days after written notice from Decoma that such amounts are delinquent;

        (2) The failure of FM&M to substantially perform or observe any of the other material obligations, covenants, agreements, or conditions to be performed or observed by FM&M under this Agreement within sixty (60) days (subject to the provisions of Section 1.11 of this Agreement relating to force majeure) after written notice from Decoma of such failure; provided, that if such performance or observance cannot reasonably be accomplished within such sixty (60) day period, then the failure to commence such performance or observance within such sixty (60) day period and (subject to Section 1.11 of this Agreement relating to force majeure) to diligently pursue such performance or observance to conclusion;

        (3) The filing by FM&M of a voluntary petition in bankruptcy; the adjudication of FM&M as a bankrupt; the approval as properly filed by a court of competent jurisdiction of any petition or other pleading in any action seeking reorganization, rearrangement, adjustment, or composition of, or in respect of, FM&M under the the Bankruptcy Code, or any other similar state or federal law dealing with creditor's rights, generally; or the appointment of a receiver, trustee or other similar official for FM&M or its property, unless within ninety (90) days after such approval, filing or appointment, FM&M causes such appointment to be stayed or discharged;

provided, however, notwithstanding any of the foregoing to the extent there is an obligation of the Operator under the Arena

Contract which is also an obligation of FM&M hereunder and for which the standard of care or performance under the Arena Contract is substantially the same standard of care or performance for FM&M hereunder, FM&M shall never be deemed to be in default of its obligations hereunder unless Operator is itself declared in default of such obligations by Owner under the Arena Contract.

        B.      Each of the following constitute a "Decoma Default" hereunder:

        (1) The failure of Decoma to pay any amounts required to be paid by Decoma to FM&M under this Agreement within ten (10) days after written notice from FM&M that such amounts are delinquent.

        (2) The failure by Decoma to substantially perform or observe any of the other material obligations, covenants, agreements, or conditions to be performed or observed by Decoma under this Agreement within sixty (60) days (subject to Section 1.11 of this Agreement relating to force majeure) after notice from FM&M of such failure; provided, that if such performance or observance cannot reasonably be accomplished within such sixty (60) day period and (subject to Section 1.11 of this Agreement relating to force majeure) to diligently pursue such performance or observance to conclusion.

        (3) Any default by Operator under the Arena Contract unless such Operator default is caused by a default of FM&M hereunder.

        Subject to the terms and provisions hereof, upon the occurrence of a FM&M Default of the type described in Section 1.09.A(1) or a Decoma Default of the type described in Section 1.09.B(1), the non-defaulting party shall have the right to give the defaulting party notice ("Final Notice") of its intention to terminate this Agreement after the expiration of a period of ten (10) days from the date such Final Notice is effective pursuant to Section 1.19, and upon expiration of such ten (10) day period this Agreement shall terminate. If, however, within such ten (10) day period the defaulting party cures such default by paying all such amounts as may be required to be paid by the defaulting party hereunder, then this Agreement shall not terminate by reason of such Final Notice.

        Subject to the terms and provisions hereof, upon the occurrence of an FM&M Default of the type described in Section 1.09.A(2) or a Decoma Default of the type described in Section 1.09.B(2), the non-defaulting party shall have the right to give the defaulting party notice ("Final Notice") of its intention to terminate this Agreement after the expiration of a period of sixty (60) days (subject to the provisions of Section 1.11 relating to force majeure) from the date such Final Notice is effective and upon expiration of such sixty (60) day period, this Agreement shall terminate. If, however, within such sixty (60) day period, the defaulting party cures such default, or if such default cannot reasonably be cured within such sixty (60) day period, and the defaulting party begins to cure such default during such sixty (60) day period and (subject to the provisions of Section 1.11 relating to force majeure) diligently pursue such cure to successful conclusion, then this Agreement shall not terminate by reason of such Final Notice.

        Subject to the terms and provisions hereof, upon the occurrence of a FM&M Default of the type described in Section 1.09A(3) or a Decoma Default of the type described in Sections 1.09B(3), the non-defaulting party [i.e., FM&M or Decoma as the case may be] shall have the right to terminate this Agreement upon written notice to the defaulting party and payment of all amounts owing under this Agreement.

        Subject to the terms and provisions of this Agreement, and subject further to the limitations on liability hereinbelow set forth, either party shall have the right upon the occurrence of an FM&M Default or Decoma Default (as the case may be), as aforesaid, and in addition to the right to terminate this Agreement, to seek any and all remedies, whether legal, equitable or both, to which such non-defaulting party may be entitled.

        In the event FM&M is finally adjudicated by a court of competent jurisdiction (said adjudication not being the subject of further appeal or review) to have committed fraud or willful misconduct with respect to its obligations under this Agreement, FM&M shall be liable for all proven damages directly and proximately caused by such fraud or willful misconduct. Except where FM&M is finally adjudicated by a court of competent jurisdiction (said adjudication not being the subject of further appeal or review) to have committed fraud or willful misconduct, as aforesaid, Decoma agrees that any judgment in favor of Decoma for damages shall be limited to such proven damages directly and proximately caused by FM&M's default under this Agreement, which shall in no event exceed the aggregate amount of all Management Fees paid to FM&M from the date hereof to the date of such judgment, nor shall FM&M ever be required by any such judgment to expend in satisfaction thereof funds in excess of such amount. Except as expressly provided in the immediately preceding sentence, in no event whatsoever and under no circumstances (howsoever occurring) shall FM&M be liable to Decoma (or any other party whomsoever) for any of the following:

        (1)     Event-Related Expenses;
        (2)     Extraordinary Replacement and Repair Expenses;
        (3)     Operating Expenses;
        (4)     Operating Losses;
        (5)     Net Operating Losses;

                (6)  Pre-Opening Operating Expenses;

                (7) Any other expenses, costs or losses howsoever occurring resulting from the operation of the Arena or pursuant to the Arena Contract, whether actual, direct, indirect, special or consequential in nature; or

                (8)  Any consequential or special damages.

Notwithstanding anything to the contrary in this Agreement, the constituent partners, employees, and agents of FM&M (or any of its predecessors in interest) shall not be personally liable for any damages or other obligations whatsoever, under any theory of action or recovery, as a result of a default by FM&M hereunder.

                C. In the event of the occurrence of a Decoma Default or FM&M Default, the non-defaulting party shall, in addition to its other rights and remedies hereunder, have the right to recover from the defaulting party the reasonable costs and expenses incurred by the non-defaulting party in enforcing its rights and remedies, including reasonable attorney's fees. A termination of this Agreement by either Decoma or FM&M by reason of a FM&M Default or Decoma Default, shall not relieve either party of any of its obligations theretofore accrued prior to and through the effective date of such termination.

                D. Decoma agrees that FM&M has been appointed Decoma's special agent to supervise, administer and manage the Operating Work for the Arena on and subject to the provisions of, and for the Term of this Agreement. Thus, notwithstanding any other provisions of this Agreement, and without waiver of any of FM&M's rights and remedies hereunder, Decoma and FM&M agree that, if Decoma breaches this Agreement by wrongfully terminating, or wrongfully purporting to terminate, in whole or in part, FM&M's position as manager hereunder (i) FM&M's rights to perform the services herein and the benefits hereof to FM&M shall be deemed to be unique; (ii) FM&M's remedy at law may be inadequate to compensate FM&M for partial or complete loss of position of FM&M hereunder, and (iii) FM&M shall be entitled to seek or obtain or to plea for a decree by a court of competent jurisdiction directing Decoma to restore FM&M to FM&M's full position as described herein and to comply with all of the provisions hereof. The remedies available to FM&M shall be non-exclusive, cumulative of and additional to all other remedies available at law or in equity.

        E. Decoma and Operator recognize that the profits and fees to be realized by FM&M under this Agreement are difficult, if not impossible, to accurately ascertain on the date hereof. Moreover, Decoma recognizes that FM&M's agreement to manage and operate the Arena was procured on FM&M's reliance that it would be able to do so for the full Term so long as FM&M is not in default hereunder beyond any applicable period of notice, grace or opportunity to cure. Decoma and FM&M recognize that at an early termination of this Agreement (resulting form an early termination of the Arena Contract) can reasonably be anticipated to cause FM&M to fail to obtain the fully expected benefits of this Agreement and to forego a portion of FM&M's expected
Management Fee.

        F. Upon the termination of this Agreement as provided herein, FM&M shall surrender the Premises to Decoma in accordance with the provisions of Section D.1.5 of the Arena Contract (but without the payment of any termination fee or payment other than payments owing to FM&M under the terms of this Agreement) as if the Owner referred to therein was Decoma and the Operator referred to therein was FM&M.

        G. Upon termination of this Agreement for any reason and payment of all sums owing to FM&M, FM&M shall deliver to Decoma the following:

        (1) a final report, reflecting the data and information provided for in
   Section 1.02A(8) of this Agreement, as of the date of termination, such report to be deliverd within thirty (30) days after such termination;

                (2) any monies of the Operator or Decoma, or otherwise relating to the Arena, held by FM&M, to be delivered promptly upon such termination; and

                (3) all records, contracts, unpaid bills and other papers or documents of Decoma held by FM&M and relating to the operation of the Arena, or otherwise relating to the Arena, all such documents to be delivered promptly upon such termination.

                H. Subject to the terms hereof, all sums due and owing by Decoma to FM&M under this Agreement shall be secured by a lien (subordinated as hereinafter set forth) in favor of FM&M on all monies due and owing to Decoma pusuant to the Arena Contract therein and thereunder and on all of Decoma's rights and interests in any monies or distributions from Decoma, Ltd. and/or Operator, but expressly excluding any monies held for the benefit of or intended for distribution to the limited partner of Decoma, Ltd. or the limited partners of Operator; provided, however, said lien hereby granted in favor of FM&M shall be expressly subordinate to (i) the lien granted to Concessionaire under the Concession Agreement with respect to the Termination Fee (referred to therein) and (ii) with respect to the following: If at any time or from time to time Decoma, in its reasonable discretion, determined that it is necessary for Decoma, Ltd., in its capacity as general partner of Operator, to contribute or loan (a "Decoma Miami Advancement") additional sums to Operator to be used by Operator to avert a materially adverse financial situtation for Operator (the amount of such contribution or loan being hereinafter referred to as the "Advancement Amount"), Decoma may, in its discretion, elect to obtain the funds for such Decoma Miami Advancement by either (a) financial arrangements ("Third-Party Project Loans") with third-party lenders ("Project

Lenders"); (b) loans by the Venturers to Decoma ("Venturer Project Loans"); (c) capital contributions by the Venturers to Decoma ("Venturer Project Contributions"); or (d) a combination of Third-Party Project Loans and Venturer Project Loans, or Third-Party Project Loans and Venturer Project Contributions. For the purposes hereof, the terms and provisions of said Third-Party Project Loans, Venturer Project Loans and Venturer Project Contributions shall be subject to and governed by the provisions of Section 4.01 of the Articles of Limited Partnership of Decoma, Ltd. Accordingly, any such lien in favor of Concessionaire, Third-Party Project Loans, Venturer Project Loans and Venturer Project Contributions, as aforesaid, shall be a priority lien over the lien rights granted to FM&M hereunder. The subordination herein provided is intended to be self-effecting, but FM&M agrees to promtply execute and deliver, from time to time, such instruments as Decoma may reasonably request to evidence the subordination herein provided.

             I. In the event that FM&M determined that an Owner Default (as defined in the Arena Contract) has occurred, then in connection with any such asserted Owner Default, the following shall apply:

             (1) FM&M, acting in its capacity as manager of the Arena hereunder, shall notify Decoma of such asserted Owner Default, and shall be entitled to send, in its own name (but not in the name of Decoma) a notice of such determination to Owner, with a copy of such notice to Owner to be forwarded to the Venture Representatives of Decoma. Thereupon, the Venture Representatives shall, in the exercise of good faith, in an expeditious and prompt manner, make a determination as to whether or not any such Owner Default has actually occurred. FM&M may include with such copy of such notice any proposed action that

        FM&M would recommend that Decoma should take against the Owner under the terms of the Arena Contract as a result of any such Owner Default. The determination of whether any Owner Default actually has occurred shall be made by Decoma. In the event that such determination is made by the Venture Representatives, then, in such event, the Managing Venturer of Decoma (or other Venturer so directed by the Venture Representative) shall be obligated to send a notice of such Owner Default to Owner in accordance with the terms and provisions of the Arena Contract. In the event that Decoma and all Venture Representatives fail to respond within thirty (30) days to FM&M's request that an Owner Default be declared by Decoma under the Arena Contract, then, in such event, FM&M shall be deemed empowered and authorized in the name of Decoma and in Decoma's capacity as sole general partner of Operator, to send such notice of an Owner Default to Owner (with a copy to all Venture Representatives); and

             (2) In the event that any such Owner Default has been sent under the terms of subparagraph (1) preceding (either by Decoma or by FM&M acting on behalf of Decoma as aforesaid), then, upon the expiration of all applicable periods of notice and opportunity to cure provided for in the Arena Contract on account of an Owner Default and in the event that following the expiration of such period of notice and opportunity to cure, such Owner Default still remained uncured, then, Decoma shall, in the exercise of good faith, and in an expeditious and prompt manner make a determination of the appropriate remedy (or remedies), if any, to be enforced against Owner on account of any such Owner Default and notify FM&M of such determination; provided, however, in the event that neither Decoma nor any of the Venture Representatives notifies FM&M not to proceed as FM&M recommended within thirty (30) days (following the expiration of the applicable period of notice and opportunity to cure afforded Owner for an Owner Default under the Arena Contract), then in such event FM&M shall be deemed empowered and authorized in the name of Decoma and in Decoma's capacity as sole general partner of Decoma, Ltd., and in turn acting on behalf of Decoma, Ltd. as sole general partner of Operator to enforce the remedy or remedies originally recommended by FM&M to Decoma against Owner.

        1.10 Indemnity. Except where FM&M is finally adjudicated by a court of competent jurisdiction (said adjudication not being the subject of further appeal or review), to have committed fraud or willful misconduct or a breach of any material provision of this Agreement, Decoma covenants and agrees to indemnify, defend, protect, save and hold harmless FM&M (and all partners, shareholders, directors, officers, employees, agents and representatives of FM&M) (FM&M and all such other parties named in the preceding parenthetical being hereinafter referred to collectively as "Indemnitees" and where the context requires, singularly, as "Indemnitee") from any and all liabilities, losses, costs, damages, obligations, claims and expenses (including, without any limitation, reasonable attorney's fees and court costs) that Indemnitees (or any Indemnitee) may directly or indirectly sustain, suffer or incur out of or in connection with or arising from any allegations or claims and any actions, suits or proceedings relating to such allegations or claims (collectively referred to herein as the "Claims") by any person, party, firm or corporation or any government authority (including the United States, the State of Florida, Dade County, the City of Miami, the MSEA, or any other political subdivision, agency or instrumentality exercising jurisdiction over the Arena, Decoma or FM&M) (collectively the "Claimant") relating in any way to the performance of the Operating Work or any other services provided by FM&M hereunder. Decoma agrees to and does hereby assume the defense on behalf of Indemnitees (and any Indemnitee) of any action at law or in equity which may be brought by Claimants (or any one of them) against Indemnitees (or any Indemnitee) by reason of such Claims (whether or not such Claims are based on the passive or active participation of Indemnitees (or any Indemnitee) and to pay on behalf of such Indemnitees (or any Indemnitee), provided that such Indemnitees have compiled with the provisions of this Section 1.10, upon demand, the amount of any judgment which may be entered against Indemnitees (or any Indemnitee) in any such action (except as above provided); provided, however, that without relieving Decoma of any obligations under this Agreement, Indemnitees (or any Indemnitee) at their election, may select counsel of their own choosing to defend or participate in the defense of any or all of the Claims. In the event any Claims are asserted or commenced against Indemnitees (or any Indemnitee), FM&M shall give written notice thereof to Decoma. Decoma shall then have thirty (30) days (or such earlier period of time as may be required to respond to any such Claims) from the date of such written notice to satisfy or commence the defense of any such Claims. FM&M agrees, to the extent reasonable and necessary (without incurring any cost or expense in connection therewith for all of which FM&M is hereby indemnified), to cooperate with Decoma in connection with any such defense of any of the Claims (and the failure to cooperate shall release Decoma from all obligations under this Section 1.10); provided, however, in no event shall FM&M be required to become a defendant or otherwise join in any of the Claims unless FM&M is itself named a party defendant in any one of the Claims by the party who has brought such suit, action or proceeding.

        Notwithstanding any other provision of this Agreement, in no event shall Decoma make any claim against FM&M on account of any alleged errors in judgment made in good faith and in the exercise of reasonable and professional prudent judgment by FM&M in connection with the performance of the Operating Work provided or to be provided by FM&M under this Agreement.

        1.11 Force Majeure. Neither party to this Agreement shall be obligated to perform and neither party shall be deemed to be in default hereunder, if performance of a non-monetary obligation is prevented by the occurence of any of the following, other than as a result of a financial inability to perform, (herein called "force majeure" or "event of force majeure") acts of God, strikes, lockouts, other industrial disturbances, acts of the public enemy, Legal Requirements, wars or war-like action (whether actual, impending or expected and whether de jure or de facto), arrest or other restraint of government (civil or military), blockades, insurections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, civil disturbances, explosions, breakage or accident to equipment or machinery, confiscation or seizure by any government or public authority, nuclear reaction or radiation, radioactive contamination or any other causes, whether for the kinds herein enumerated or otherwise, that are not reasonably within the control of the party claiming the right to delay performance on account of such occurrence.

        1.12  Assignment

        A. FM&M shall have the right to assign this Agreement to any "affiliate" of FM&M. Otherwise, FM&M shall not, without Decoma's prior written approval (which may be given or denied in Decoma's sole and absolute discretion) assign any of its rights, other than its right to receive the fees payable to FM&M as herein provided (which FM&M may freely transfer or encumber; however, the assignment of any of the rights to receive the fees payable to FM&M herein shall be limited only to an assignment of proceeds [and as a result thereof, such assignee of such proceeds shall not have any rights of FM&M, except to the proceeds and shall not perform any of the Operating Work or perform any other duties of FM&M under this Agreement]), or its obligations under this Agreement, whether by operation of law or otherwise. For purposes of this Agreement an "affiliate" of FM&M shall mean any corporation, partnership, or other entity controlled by, controlling, or under common control with FM&M. "Control" shall mean and refer to the ownership of at least fifty-one percent (51%) of the outstanding voting securities or beneficial ownership interest of the controlled entity. Any consent by Decoma to any such assignment, shall not be deemed a waiver of the restrictions herein contained against assignment in any subsequent case.

        1.13 Representatives and Officers and Directors of FM&M Not Individually Liable. Notwithstanding anything to the contrary in this Agreement, not constitutent partners (or any of their officers, directors, employees, shareholders, official representatives, or agents), employees, agents, members, directors, officers, shareholders, officials or representatives of FM&M or any of its predecessors-in-interest (or any of their officers, directors, employees, shareholders, official representatives, or agents) or any affiliate (or any of their officers, directors, employees, shareholders, official representatives, or agents) of FM&M shall be personally liable to Decoma (or to any of the Venturers), Decoma, Ltd. (or to any of its partners), Operator (or to any of its partners), the MSEA, or the City or any one claiming under any of such parties in the event of a FM&M Default or for any amount which may become due to Decoma, Decoma,

Ltd., Operator, the MSEA or any such other party, or on any obligations under the terms of this Agreement.

        1.14 Decoma Consent; Amendment of Arena Contract; Other Amendments. Decoma agrees for itself and in its capacity as the general partner of Decoma, Ltd. and for Decoma, Ltd. in its capacity as the general partner of Operator that, during the term of this Agreement, it shall not materially amend or modify the Arena Contract, the Block 44/57 Agreement, the Decoma Joint Venture Agreement, the partnership agreement of Decoma, Ltd. or the partnership agreement of Operator, or any other agreement related to the Project Land or the use or operation of the Arena without the prior written consent of FM&M (which FM&M agrees not to unreasonably withhold or delay), if as a result of such amendment or modification to such agreement the obligations of FM&M hereunder would be enlarged or the rights of FM&M hereunder would be reduced. However, the prior written consent of FM&M shall not be required if HSA Management, Inc., as one of the Venturers of Decoma, has, in connection therewith, granted (or was deemed to have granted) its consent to the modification or amendment to the agreement then in question.

        1.15 No Partnership. Neither the agreement to pay FM&M the Incentive Bonus or any other provision hereof shall ever constitute a partnership or joint venture relationship between Decoma and FM&M, and, notwithstanding such provisions, no partnership or joint venture between the parties is intended to be or is hereby created. Subject only to the provisions of Section 3.5(b) of the Joint Venture Agreement, Decoma, the Venturers and FM&M each reserve and retain the right to engage in all businesses and activities of any kind whatsoever (irrespective of whether the same may be in competition with the business and activities of Decoma, Decoma, Ltd., Operator or FM&M), and to acquire and own all assets however acquired and wherever situated, and to receive compensation or profit therefrom, for each of their own accounts and without in any manner being obligated to disclose such business and activities or assets or compensation or profit to the other. By way of illustration of the foregoing, but not in limitation thereof, it is recognized that FM&M is a joint venture organized for the purpose of providing management services to assembly, convention and trade show centers, sports, entertainment and other leisure and recreational type facilities and the provision of design and management consulting services in connection therewith. Accordingly, except as provided in Section 3.5(b) of the Joint Venture Agreement, the pusuit by FM&M and the involvement of FM&M in any of such activities shall in no way obligate FM&M to Decoma (or the Venturers), Decoma, Ltd. (or its partners) or Operator (or its partners) or hold FM&M accountable to Decoma, Decoma, Ltd. or Operator (or such Venturers or partners) for any reason whatsover or otherwise restrict in any way the freedom of FM&M to conduct any such business or activity.

        1.16 Operator's Representative. The Managing Venturer under the Joint Venture Agreement shall be designated Operator Representative under the Arena Contract, however, such Managing Venturer shall not give any consents or approvals required of it under the Arena Contract if it in any material way relates to the Operating Work or any of the rights, duties and obligation of FM&M hereunder without first obtaining the prior written consent of FM&M (which consent shall not be unreasonably withheld or delayed).

        1.17 Exclusive and Non-Competition Agreement. Other than with respect to the Concessionaire Agreement and subject to the rights of the Venturers under the Joint Venture Agreement, during the term of this Agreement, Decoma shall not enter into any agreement with any other person or entity (i) to develop, construct, manage or operate the Arena, (ii) to negotiate, execute or perform contracts with persons or entities who desire to exhibit or perform in the Arena, (iii) to negotiate, execute or perform contracts for the use of advertising space within the Arena, (iv) to operate concessions within the Arena or on the Project Land, or (v) any other rights in any way relating to the performance of the Operating Work, all as herein granted to FM&M under this Agreement and FM&M shall have the exclusive power and authority to perform all such acts.

        1.18  Insurance.

        A. FM&M shall use reasonable efforts to obtain or cause to be obtained at Decoma's expense, and shall use reasonable efforts to keep in force during the Term of this Agreement, all of the insurance required under Paragraph E.1.4 of Exhibit "E" to the Arena Contract. Such insurance shall comply with and be consistent in all respects with the insurance required of Operator under Exhibit "E" to the Arena Contract, and shall be endorsed specifically to include within its scope of coverage all liabilities and indemnities for which Decoma and FM&M are obligated and liable under the terms of this Agreement. Such insurance shall be written by companies selected by FM&M and that meet the requirements set forth in Paragraph E.3 of Exhibit "E" to the Arena Contract, and shall name Decoma, Ltd., Decoma and each of the Venturers as insureds, and FM&M as an additional insured. So long as FM&M complies with the requirements of this Section 1.18, FM&M shall not be in default under this Agreement even though the insurance obtained or sought to be obtained or maintained in force hereunder does not satisfy all of the requirements under the Arena Contract.

        B. FM&M shall use reasonable efforts to cause every policy referred to or required under this Agreement to comply with Paragraph E.2 of Exhibit "E" to the Arena Contract, and to provide that each policy include a waiver of all rights of subrogation (in addition to the waiver of all rights of subrogation set forth in Paragraph E.2(c) of Exhibit "E" to the

Arena Contract) in favor of Decoma, Ltd., Decoma, each of the Venturers, FM&M and their officers, directors, employees, and/or their constituent partners.

        C. Cooperation. Decoma and FM&M each shall furnish to the other whatever information is requested by the other for the purpose of establishing insurance coverages.

        1.19  Miscellaneous.

        A. Any notice which shall or may be given under this Agreement shall be in writing and shall be sent by United States registered or certified mail, postage prepaid, return receipt requested, addressed to the parties as follows, or delivered in person to such address:

        If to FM&M:             8701 Kirby, The Astrodome
                                Houston, Texas 77054
                                Attention:  Mr. Neal Gunn

        With a copy to:         Denis Clive Braham, Esq.
                                Dow, Cogburn, & Friedman
                                9 Greenway Plaza, Suite 2300
                                Houston, Texas 77046

        If to Decoma:           BIL Development, Inc.
                                1400 Sage Plaza
                                5151 San Felipe
                                Houston, Texas 77056
                                Attention:  Mr. C. Dean Patrinely

        With a copy to:         James B. Rylander, Esq.
                                Vinson & Elkins
                                3300 First City Tower
                                1001 Fannin
                                Houston, Texas 77002-6760

        With a copy to:         Howard T. Ayers, Jr.
                                Woodard, Hall & Primm
                                4700 Texas Commerce Tower
                                Houston, Texas 77002

Any party shall have the right to change its address for the purpose of notice by giving notice to the other party in accordance with the provisions hereof. Each notice shall be effective three (3) days after being deposited in the U.S. Mail or upon receipt if delivered in person.

        B. The titles of the paragraphs of this Agreement shall have no effect and shall neither limit nor amplify the provisions of the Agreement itself.

       C. This Agreement, including Exhibit "A" which is attached hereto and incorporated herein for all purposes, constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement shall not be amended or changed except by written instrument signed by the party to be charged therewith.

      D. This Agreement has been entered into in the State of Texas, and shall be governed by the laws of the State of Texas.

      E. Acceptance by either Decoma or FM&M of any payment made by the other party shall not constitute a waiver of the right of such recipient to contest whether or not the full amount due shall have been paid nor a waiver of any other rights hereunder. Failure by Decoma or FM&M to complain of any action, nonaction or default of the other party shall not constitute a waiver of any rights hereunder, nor shall the waiver of any right occasioned by a default in any one or more instances constitute a waiver of any right occasioned by either a subsequent default of the same obligation or occasioned by any other default.

      F. The terms and provisions of this Agreement shall inure to the benefit of and be enforceable by the parties hereto and their permitted assignees.

      G. Any agreement to pay an amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned parties and their respective successors and assigns (as permitted by this Agreement), and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, it being the intention of the undersigned that no one shall be deemed to be a third-party beneficiary of this Agreement.

      1.20 EXCULPATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, and notwithstanding the theory of recovery or cause of action, neither the constituent venturers of Decoma, nor their respective partners, shareholders, members, directors, officers, employees or agents, shall ever be personally liable to FM&M, or anyone claiming by, through or under FM&M, in the event of any Decoma Default hereunder, or for any amount which may become due to FM&M hereunder, or for any obligation of Decoma under the terms and provisions of this Agreement. However, notwithstanding the preceding sentence, FM&M shall have the right to recover from Decoma any and all Decoma funds and/or Decoma assets in the event of any Decoma Default.






                                                   SIGNATURE PAGE FOLLOWS ...

                 EXECUTED in multiple counterparts, each of which shall have the force and effect of an original, as of the date and year first above written.


                                DECOMA VENTURE, a Texas joint
                                venture, by its Venturers


                                By: /s/ C. Dean Patrinely
                                    ------------------------------
                                    C. DEAN PATRINELY, President,
                                    BIL Development, Inc.


                                By: /s/ Neal Gunn
                                    -----------------------------
                                    NEAL GUNN, Vice-President,
                                    HSA Management, Inc.


                                By: /s/ Glen D. Graff
                                    ------------------------------
                                    GLENN D. GRAFF, Vice President
                                    Linbeck Miami Corp.


                                FACILITY MANAGEMENT & MARKETING,
                                a Texas joint venture, by its
                                venturers

                                  ASH ENTERPRISES, INC.


                                  By: /s/ Neal Gunn
                                     -----------------------------
                                     NEAL GUNN
                                     Vice President

                                FACILITIES OPERATING ENTERPRISES,
                                a Texas partnership by its
                                partnership representatives,

                                  CENTURY FACILITIES, INC.


                                  By: /s/ Walter Ross
                                      ----------------------------
                                      WALTER ROSS, President

                                  BARMAC, INC.


                                  By: /s/ Mike McGee
                                      -----------------------------
                                      MIKE McGEE, President


                              SIGNATURE PAGE OF
                          ARENA MANAGEMENT AGREEMENT
                                BY AND BETWEEN
                                DECOMA VENTURE
                                     AND
                      FACILITY MANAGEMENT AND MARKETING



DCB/TJM/djl
9/10/86
DCB83A

                                 EXHIBIT "A"

                                   PROFORMA

                                NET OPERATING                   INCENTIVE
             YEAR                  INCOME                      BONUS LIMIT*
             ----               -------------                  ------------
             1988                $   33,000                     $   325,000
             1989                $   42,000                     $   341,250
             1990                $   32,000                     $   358,313
             1991                $    1,000                     $   376,228
             1992                $ (110,000)                    $   395,040
             1993                $   28,000                     $   414,792
             1994                $   15,000                     $   435,531
             1995                $   32,000                     $   457,308
             1996                $   16,000                     $   480,173
             1997                $  (65,000)                    $   504,182
             1998                $   99,000                     $   529,391
             1999                $  117,000                     $   555,860
             2000                $  101,000                     $   583,653
             2001                $  121,000                     $   612,836
             2002                $    6,000                     $   643,478
             2003                $  128,000                     $   675,652
             2004                $  116,000                     $   709,434
             2005                $  121,000                     $   744,906
             2006                $  121,000                     $   782,151
             2007                $   26,000                     $   821,259
             2008                $  127,000                     $   862,322
             2009                $  133,000                     $   905,438
             2010                $  134,000                     $   950,710
             2011                $  141,000                     $   998,245
             2012                $   42,000                     $ 1,048,157
             2013                $  150,000                     $ 1,100,565
             2014                $  152,000                     $ 1,155,594
             2015                $  160,000                     $ 1,213,373
             2016                $  163,000                     $ 1,274,042
             2017                $   72,000                     $ 1,337,744
             2018                $  171,000                     $ 1,404,631
             2019                $  181,000                     $ 1,474,863
             And for             as said last                   as said
             all years           amount is                      last
             thereafter          increased by                   amount is
                                 5% per year                    increased
                                                                by 5% per
                                                                year

        *Notwithstanding anything to the contrary contained in Section 1.08(B) of the Agreement, to which this Exhibit "A" is attached, the Incentive Bonus Limit with respect to any year shall be the lesser of:

         (i) the dollar amount set forth above as the Incentive Bonus Limit for such year on this Exhibit "A"; or

        (ii) the dollar amount equal to (a) sixty-seven and one-half percent (67-1/2%) of that portion of the Operator's Operating Income Allocation ("OOIA", as defined in the Arena Contract) for the applicable year involved which is actually distributed to Decoma by Decoma, Ltd., and which is available for distribution by Decoma to its Venturers as Distributable Funds (as defined in the Joint Venture Agreement) (such portion of OOIA actually received by Decoma and available for




                                 Exhibit "A"
                              Page 1 of 2 Pages
    distribution to the Venturers being herein referred to as the "Venture OIA"), less and reduced by (b) the dollar amount, if any, of Venture OIA payable to the owners of, or distributable with respect to, the initial 33-1/3% Venture ownership interest of HSA in Decoma (whether or not all or any portion of such interest is then owned by HSA), but not reduced by any other portion of Distributable Funds payable or distributable with respect to the initial HSA Venture interest.

        For purposes of this Exhibit "A", Decoma and FM&M recognize and agree that in order to compute and determine the Venture OIA under subsection (ii)
(a) above, certain computations must first be made at the Decoma Miami (Operator) partnership level to take into account that portion of the OOIA distributable to the limited partners of Operator, and then similarly a computation must be made at the Decoma, Ltd. partnership level to take into account that portion of OOIA distributable to the Limited Partner (as defined in the partnership agreement of Decoma, Ltd.), and that each of such computations will reduce the OOIA to be distributed to Decoma as Venture OIA. With respect to any such distribution to the Limited Partner of Decoma, Ltd., such portion of the OOIA is a portion of the "Available Amount" (as such term is defined in the partnership agreement of Decoma, Ltd.). Notwithstanding the fact that the partnership agreement of Decoma, Ltd. does not distinguish or prioritize payments to the Limited Partner of any portion of the Available Amount [whether OOIA, Operator's Seat Use Allocation ("OSUA") or the Variable Operating Payment ("VOP"), as such terms are defined in the Arena Contract], for the purposes of computing the Venture OIA to in turn compute the Incentive Bonus Limit hereunder, the Available Amount payable to the Limited Partner shall be deemed to be first satisfied by allocating such sources of revenue in the following priority, whether or not the Limited Partner actually received the Available Amount in such order: first, OSUA; then, VOP; and then, the OOIA component of the Available Amount.

        To the extent Venture expenses of Decoma reduce the amount of Distributable Funds of Decoma, all such expense shall be deemed to have been paid first out of OSUA distributed by Decoma, Ltd. to Decoma, then out of VOP distributed by Decoma, Ltd. to Decoma, and then out of Ventura OIA.

        Nothing contained in this Exhibit "A" shall alter or affect the provisions of Section 1.08 of this Agreement which condition the payment of the Incentive Bonus (as well as the Management Fee) upon the payment by MSEA to Operator of the Operating Payment and the receipt by Decoma of such funds.




DCB/djl
9/30/86
DCB83A







                                 Exhibit "A"
                              Page 2 of 2 Pages